FOR IMMEDIATE RELEASE
Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer Famous Dave’s of America, Inc. 952-294-1300
FAMOUS DAVE’S ANNOUNCES SHARE REPURCHASE PLAN
     Minneapolis, MN, September 27, 2007 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that its Board of Directors has authorized a stock repurchase plan whereby the Company may repurchase up to one million shares of its common stock. The shares may be repurchased from time-to-time in the open market or through privately negotiated transactions and will be funded from available working capital. The repurchase plan may be discontinued at any time at the discretion of the Company. Currently the Company has approximately 9.9 million shares outstanding.
     “The authorization of a fourth, one million share repurchase plan reflects our belief that the repurchase of Company shares at current price levels continues to represent an attractive investment opportunity,” said Mr. Jeffrey Dahlberg, the Company’s Chairman of the Board.
     “I am excited about today’s announcement,” said President and CEO David Goronkin. “We remain committed to generating value for our shareholders, and this new authorization to repurchase shares in addition to continued corporate growth will benefit the long-term interests of our shareholders.”
     Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. The company currently owns 41 locations and franchises 114 additional units in 35 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana G. Purcel (952) 294-1300, or diana.purcel@famousdaves.com.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the share repurchase plan, cash flow, the timing of our restaurant openings, and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.